The Board of Directors
Rayovac Corporation


         We consent to incorporation by reference in the registration statements (Nos. 333-39239, 333-42443, 333-41815) on Form S-8 of Rayovac Corporation of our reports dated October 28, 1997, relating to the consolidated balance sheet of Rayovac Corporation and subsidiaries as of September 30, 1997, and the related consolidated statements of operations, shareholders' deficit, and cash flows for the year ended September 30, 1997, and related schedule, which reports appear in the September 30, 1997 annual report on Form 10-K of Rayovac Corporation.


/s/ KPMG Peat Marwick LLP

Milwaukee, Wisconsin
December 19, 1997